FOR IMMEDIATE RELEASE:
November 7, 2022

NiSource announces third quarter 2022 results

•2022 guidance narrowed, 2023 guidance initiated
•Regulatory agenda progress continues with electric rate case filed in Indiana, settlement reached in Ohio
•Investor Day event scheduled for noon ET today to provide details of the NiSource long-term plan extension
•Safety, reliability, customer affordability and sustainability remain top priorities

MERRILLVILLE, Ind. - NiSource (NYSE: NI) today announced, on a GAAP basis, net income available to common shareholders for the three months ended September 30, 2022 of $52.0 million, or $0.12 diluted earnings per share, compared to net income available to common shareholders of $49.4 million, or $0.12 diluted earnings per share, for the same period of 2021. For the nine months ended September 30, 2022, on a GAAP basis NiSource's net income available to common shareholders was $518.2 million, or $1.18 diluted earnings per share, compared to net income available to common shareholders of $377.6 million, or $0.91 diluted earnings per share, for the same period of 2021.

NiSource also reported non-GAAP net operating earnings available to common shareholders of $44.6 million, or $0.10 diluted earnings per share, for the three months ended September 30, 2022, compared to non-GAAP net operating earnings available to common shareholders of $47.1 million, or $0.11 diluted earnings per share, for the same period of 2021. For the nine months ended September 30, 2022, NiSource's non-GAAP net operating earnings available to common shareholders was $427.2 million, or $0.97 diluted earnings per share compared to non-GAAP net operating earnings available to common shareholders of $404.5 million, or $0.98 diluted earnings per share, for the same period of 2021. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.

“This quarter confirms the strong regulatory execution of our team across the NiSource footprint,” said NiSource President and CEO Lloyd Yates. “Our continued investments in renewable generation and infrastructure modernization provide predictable earnings growth and deliver safe, reliable energy that drives value for our customers. We look forward to presenting the details of our top-tier, long-term growth plan extension at our Investor Day event today in New York.”

The Investor Day event will begin today at noon ET. A link to the webcast is available at nisource.com/InvestorDay2022.

Initiating 2023 and narrowing 2022 earnings guidance; long-term plan extension and details of new plan for 6-8% annual NOEPS growth from 2021 through 2027 contained in the Investor Day release and slides provided today

NiSource narrows its 2022 non-GAAP diluted net operating earnings per share (NOEPS) guidance to $1.44 to $1.46. The company also initiates 2023 guidance of $1.50 to $1.57 non-GAAP diluted NOEPS, consistent with its previous 5-7% annual growth commitment. NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather and other unusual and infrequent items included in GAAP results.

Third quarter 2022 and recent business highlights

Electric operations

Northern Indiana Public Service Company (NIPSCO) filed an electric rate case on September 19, its first electric case since 2018. The case requests $291.8 million to support renewable generation and associated transmission projects, grid modernization and customer-centric improvements. New rates would take effect in September 2023, with incremental new charges applied in 2024.

Construction has begun on the Indiana Crossroads II Wind project, which is expected to enter service in 2023. Construction of the Indiana Crossroads Solar and Dunns Bridge Solar I projects continues to move toward in-service dates in the first half of 2023.

Gas distribution operations

Columbia Gas of Ohio has filed a settlement in its rate case. The settlement includes an annual increase in rates of approximately $68.2 million and a return on equity (ROE) of 9.6%. The implementation of new rates is pending approval by the Public Utilities Commission of Ohio.

Columbia Gas of Pennsylvania has received a recommended decision supporting approval of a proposed settlement in its rate case. The settlement includes an annual increase in rates of $44.5 million supporting gas line replacement and upgrades for the long-term safety of customers and communities. It also includes a three-year residential energy efficiency pilot program, while balancing costs. The Pennsylvania Public Utility Commission is expected to issue its final decision late November or early December, with new rates in effect December 17.

Columbia Gas of Virginia implemented interim rates on September 28 as its rate case moves forward. The case requests an increase in annual revenues of approximately $40.6 million, net of the SAVE tracker, to continue safety and modernization investments. If the Virginia State Corporation Commission ultimately approves a rate change smaller than what is proposed, the difference will be refunded to customers with interest. A final order is expected in early 2023.

Columbia Gas of Maryland received a Proposed Order in CMD’s 2022 Rate Case. It accepts without modification the filed settlement, calling for a $4.8 million revenue increase, with rates effective for service rendered on and after December 9, 2022. The Proposed Order will become a Final Order on November 17, unless the Commission takes steps to modify or reverse it.

Additional information for the quarter ended September 30, 2022, is available on the Investors section of www.nisource.com, including segment and financial information and a presentation.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.2 million natural gas customers and 500,000 electric customers across six states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 7,500 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at

www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. The content of these websites is not incorporated by reference into this document or any other report or document NiSource files with the SEC. NI-F

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FOR ADDITIONAL INFORMATION

Media	Investors
Dave Rau	Randy Hulen	Christopher Turnure
Corporate Media Relations	VP, Investor Relations and Treasurer	Director, Investor Relations
(614) 493-8657	(219) 647-5688	(614) 404-9426
drau@nisource.com	rghulen@nisource.com	cturnure@nisource.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning our plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "would," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," "forecast," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially.

Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this presentation include, among other things, our ability to execute our business plan or growth strategy, including utility infrastructure investments; potential incidents and other operating risks associated with our business; our ability to adapt to, and manage costs related to, advances in technology; impacts related to our aging infrastructure; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the success of our electric generation strategy; construction risks and natural gas costs and supply risks; fluctuations in demand from residential and commercial customers; fluctuations in the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the attraction and retention of a qualified, diverse workforce and ability to maintain good labor relations; our ability to manage new initiatives and organizational changes; the actions of activist stockholders; the performance of third-party suppliers and service providers; potential cybersecurity attacks; increased requirements and costs related to cybersecurity; any damage to our reputation; any remaining liabilities or impact related to the sale of the Massachusetts Business; the impacts of natural disasters, potential terrorist attacks or other catastrophic events; the physical impacts of climate change and the transition to a lower carbon future; our ability to manage the financial and operational risks related to achieving our carbon emission reduction goals, including our net-zero goal; our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; any adverse effects related to our equity units; adverse economic and capital market conditions or increases in interest rates; inflation; recessions; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; continuing and potential future impacts from the COVID-19 pandemic; economic conditions in certain industries; the reliability of customers and suppliers to fulfill their payment and contractual obligations; the ability of our subsidiaries to generate cash; pension funding obligations; potential impairments of goodwill; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; potential remaining liabilities related to the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney's Office to settle the U.S. Attorney's Office's investigation relating to the Greater Lawrence Incident; compliance with applicable laws, regulations and tariffs; compliance with environmental laws and the costs of associated liabilities; changes in taxation; other matters in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, many of which risks are beyond our control. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Regulation G Disclosure Statement

This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission’s (SEC) Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis. In addition, the company is not able to provide a reconciliation of its non-GAAP net operating earnings guidance to its GAAP equivalent without unreasonable efforts.

Schedule 1 - Reconciliation of Consolidated Net Income Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2022	2021	2022	2021
GAAP Net Income Available to Common Shareholders	$52.0	$49.4	$518.2	$377.6
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(10.4)	(15.4)	(21.7)	(12.5)
FAC adjustment(1)	—	—	8.0	—
Operating Expenses:
Greater Lawrence Incident	—	1.0	—	8.0
Plant retirement costs	—	3.6	—	12.2
NiSource Next initiative(2)	0.6	7.8	3.3	22.1
Massachusetts Business related amounts(3)	—	(0.1)	(105.0)	6.8
Total adjustments to operating income	(9.8)	(3.1)	(115.4)	36.6
Income Taxes:
Tax effect of above items(4)	2.4	0.8	24.4	(9.7)
Total adjustments to net income (loss)	(7.4)	(2.3)	(91.0)	26.9
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$44.6	$47.1	$427.2	$404.5
Diluted Average Common Shares	443.4	430.3	441.7	415.8
GAAP Diluted Earnings Per Share(5)	$0.12	$0.12	$1.18	$0.91
Adjustments to diluted earnings (loss) per share	(0.02)	(0.01)	(0.21)	0.07
Non-GAAP Diluted Net Operating Earnings Per Share(5)	$0.10	$0.11	$0.97	$0.98
(1)Represents fuel costs deemed over-collected from customers through the FAC mechanism and ordered to be refunded to customers.
(2)Represents incremental severance and third-party consulting costs incurred in connection with the NiSource Next initiative.
(3)2022 represents proceeds from a property insurance settlement related to the Greater Lawrence Incident. 2021 primarily represents final net working capital adjustments to the purchase price for the loss incurred on the sale of the Massachusetts Business.
(4)Represents income tax expense calculated using the statutory tax rates by legal entity.
(5)The Non-GAAP diluted NOEPS numerator is equal to net operating earnings available to common shareholders adjusted for add-backs for interest expense incurred, net of tax, related to Series A Equity Unit purchase contracts. The add-backs for the three months ended September 30, 2022 and 2021 were $0.5M and $0.6M, respectively. The add-back for the nine months ended September 30, 2022 and 2021 were $1.5M and $1.0M, respectively.